Exhibit 23.2

KPMG LLP

Chartered Accountants

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Internet www.kpmg.ca

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Unity Wireless Corporation

We consent to the use of our report dated April 10, 2007 with respect to the consolidated balance sheets of Unity Wireless Corporation (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended, incorporated herein by reference.

Our report dated April 10, 2007 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Chartered Accountants

KPMG LLP (signed)

Vancouver, Canada

May 15, 2007